Exhibit 99.1

NEWS RELEASE

Five Below, Inc. Announces Pricing of its Secondary Offering

PHILADELPHIA, PA – (June 26, 2013) – Five Below, Inc. (Nasdaq: FIVE) today announced the pricing of its secondary offering of 6,000,000 shares of its common stock at a public offering price of $36.00 per share. All of the shares are being offered by selling shareholders, including certain members of Five Below’s management team and affiliates of certain members of Five Below’s Board of Directors. The selling shareholders have granted the underwriters a 30-day option to purchase an additional 900,000 shares of common stock. Five Below will not receive any proceeds from the sale of shares in this offering.

Goldman, Sachs & Co., Barclays Capital Inc., Jefferies LLC, Credit Suisse Securities (USA) LLC and Deutsche Bank Securities Inc. are acting as joint book-running managers of the offering, UBS Securities LLC and Wells Fargo Securities, LLC are acting as co-managers of the offering, and Goldman, Sachs & Co., Barclays Capital Inc. and Jefferies LLC are the representatives of the underwriters.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on June 26, 2013.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor will there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

The offering is being made only by means of the written prospectus forming a part of the effective registration statement. Copies of the final prospectus related to the offering may be obtained from:

Goldman, Sachs & Co.

200 West Street

New York, NY 10282

Attention: Prospectus Department

Telephone: 1-866-471-2526

e-mail: prospectus-ny@ny.email.gs.com

Barclays Capital Inc.

c/o Broadridge Financial Solutions

1155 Long Island Avenue

Edgewood, NY 11717

Telephone: (888) 603-5847

e-mail: Barclaysprospectus@broadridge.com

Jefferies LLC

520 Madison Avenue, 12th Floor

New York, NY, 10022

Attention: Equity Syndicate Prospectus Department

Telephone: (877) 547-6340

e-mail: prospectus_department@jefferies.com

About Five Below

Five Below is a rapidly growing specialty value retailer offering a broad range of trend-right, high-quality merchandise targeted at the teen and pre-teen customer. Five Below offers a dynamic, edited assortment of exciting products in a fun and differentiated store environment, all priced at $5 and below, including select brands and licensed merchandise across a number of category worlds – Style, Room, Sports, Media, Crafts, Party, Candy and Now. Five Below is headquartered in Philadelphia, Pennsylvania.

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Investor Contact:

ICR, Inc.

Farah Soi

203-682-8200

Farah.soi@icrinc.com

Media Contact:

Gregory FCA

Joe Hassett

610-642-8253

joeh@gregoryfca.com